Exhibit (d)(2)

MUTUAL CONFIDENTIALITY AGREEMENT

THIS MUTUAL CONFIDENTIALITY AGREEMENT (“Agreement”) is entered into on the         th day of December, 2009 but with effect as of the 8th day of December, 2009 (the “Effective Date”), by and between MARTEK BIOSCIENCES CORPORATION (“MARTEK”), a Delaware, U.S.A., corporation having its principal place of business at 6480 Dobbin Road, Columbia, Maryland 21045 and KONINKLIJKE DSM N.V. (“COMPANY”), a Dutch corporation having its principal place of business at Het Overloon 1, 6401 JH Heerlen, The Netherlands.

WITNESSETH:

WHEREAS, MARTEK has developed proprietary technology relating to the development, manufacture and commercialization of (1) infant formula ingredients, pharmaceuticals, nutritional supplements, food ingredients and other high value products derived from algae, fungi and other sources and (2) products and processes involving metabolic engineering and molecular genetics of organisms and MARTEK is in ownership and possession of certain Confidential Information (as defined below) related to the foregoing which MARTEK considers proprietary, and

WHEREAS, such Confidential Information is an integral part of the business activities of MARTEK, and

WHEREAS, COMPANY and its Affiliates have developed proprietary technology, knowledge and expertise relating to the development, manufacture and commercialization of ingredients for the food, feed and beverage industries and is in ownership and possession of certain Confidential Information (as defined below) related thereto which COMPANY considers proprietary, and

WHEREAS, such Confidential Information is an integral part of the business activities of COMPANY, and

WHEREAS, MARTEK and COMPANY desire to discuss certain strategic business opportunities, and

WHEREAS, each party hereto desires to review the Confidential Information of the other for the purpose of evaluating a potential business collaboration between the parties, and

WHEREAS, each party hereto desires to receive from the other party covenants relating to the non-disclosure and non-use of the Confidential Information.

NOW, THEREFORE, in consideration of the disclosure of Confidential Information by a party hereto (the “Disclosing Party”) to the other party (the “Receiving Party”), and the premises and mutual covenants and agreements contained herein, MARTEK and COMPANY, intending to be legally bound, hereby agree as follows:

1.                                       Confidential Information.  The term “Confidential Information” shall include all confidential and proprietary information relating to the respective products and operations of MARTEK and COMPANY that is marked confidential and disclosed by MARTEK or COMPANY to the other party orally, by observation, in writing or photographs or through product samples or any other tangible or intangible form or method; provided, however, that information disclosed orally shall be Confidential Information within the meaning of this Agreement only if it is reduced to writing or other tangible form and marked confidential and submitted to the Receiving Party as soon as practicable thereafter but, in any event, no later than thirty (30) days after such oral disclosure.  Without limiting the generality of the foregoing, Confidential Information shall include information with respect to MARTEK’s and COMPANY’s respective present and prospective products, processes (manufacturing and otherwise), plans, technology, trade secrets, systems, agreements, customers, financial conditions and projections, and sales and marketing methods.

Both parties hereto acknowledge that such Confidential Information has been and will continue to be of central importance to each other’s business and that disclosure of it to others or its use by others or by the Receiving Party, other than the use or disclosure of such information by the Receiving Party for the purposes set forth hereunder, could cause substantial loss to the Disclosing Party.  Each of MARTEK and COMPANY accordingly agrees that the Confidential Information shall be kept confidential and shall only be used in accordance with the terms of this Agreement by such party, its Affiliates (as defined below) and their respective Representatives (as defined below) and, except as required by law or as expressly otherwise permitted by the terms hereof, will not be disclosed to any third party by such party, its Affiliates or their respective Representatives.  The Receiving Party shall be responsible for ensuring compliance with the terms of this Agreement by its Affiliates and their respective Representatives. Nothing contained in this Agreement shall prevent the Disclosing Party from enforcing its rights, if any, under this Agreement against the Receiving Party, its Affiliates or their respective Representatives, either jointly or severally.  The Receiving Party shall be permitted to disclose Confidential Information only to its Affiliates, and to the directors, officers, employees, agents, advisors (including attorneys, accountants and financial advisors) and prospective lenders (“Representatives”) of the Receiving Party and its Affiliates, who have a need to know such Confidential Information for the purposes set forth herein and only when such Representatives have been advised of the confidential nature of the information and of the terms of this Agreement.  The Receiving Party shall treat any and all such Confidential Information in the same manner and with the same protection as it maintains for its own confidential information.

This obligation of confidentiality will not apply to any information to the extent that such information: (i) is known to the Receiving Party prior to the original disclosure of such information by the Disclosing Party to the Receiving Party, as evidenced by the Receiving

Party’s written records or otherwise; (ii) is now or later becomes generally available to the public, such as by publication or otherwise, through no fault of the Receiving Party; (iii) is obtained by the Receiving Party from a third party who is not known by the Receiving Party to be prohibited from making such a disclosure; or (iv) is independently developed by individual employees of the Receiving Party who had no access to the Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records or otherwise.  Notwithstanding anything to the contrary herein, the parties agree that no Confidential Information will be exchanged between the parties if such exchange would constitute a violation of applicable antitrust laws or regulations; provided that any such Confidential Information may be disclosed to the Receiving Party’s outside legal advisors on the condition that such advisors shall not disclose such Confidential Information to the Receiving Party except in a form or in a manner that would not constitute a violation of applicable antitrust laws or regulations.  For purposes of this Agreement, “Affiliate” means with respect to either party hereto, any person directly or indirectly controlling, controlled by, or under common control with, such party.  A person shall be deemed to “control” another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other person, whether through ownership of voting securities, by contract or otherwise.  The term “person” as used in this Agreement shall be construed broadly to include without limitation any corporation, company, limited liability company, partnership or individual.

The Receiving Party agrees that all such Confidential Information disclosed to it by the Disclosing Party shall remain the property of the Disclosing Party.  Any and all Confidential Information obtained by the Receiving Party shall be returned to the Disclosing Party or destroyed (with any such destruction certified by the Receiving Party), at the Receiving Party’s option, upon the earlier of the Disclosing Party’s request or the expiration of this Agreement, except that one copy of the Confidential Information may be retained by legal counsel of the Receiving Party and used solely for the purpose of providing legal advice on the scope of its obligations under this Agreement and in connection with any dispute arising out of or under this Agreement.

Notwithstanding anything to the contrary herein, in the event that the Receiving Party or any Representative is requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose Confidential Information, it is agreed that the Receiving Party or such Representative will, if legally permitted, provide the Disclosing Party with prompt notice of such event so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the applicable provisions of this Agreement by the Receiving Party or such Representative.  In the event and to the extent that such protective order or other remedy is not obtained and disclosure of Confidential Information is required under law, or the Disclosing Party grants a waiver hereunder, the Receiving Party or such Representative, as the case may be, (i) may, without liability hereunder furnish that portion (and only that portion) of the Confidential Information which, in the opinion of counsel to the Receiving Party or such Representative, as the case may be, the Receiving Party or such Representative is legally required to disclose and (ii) will exercise its commercially reasonable efforts to have confidential treatment accorded any Confidential Information so furnished.

2.                                       Proprietary Rights; Etc. This Agreement shall in no way be construed as the granting of a license by one party hereto to the other directly or indirectly under any patent or patent application or other form of proprietary property owned by either party hereto.  Furthermore, nothing in this Agreement shall be interpreted so as to obligate either party to continue to evaluate mutual strategic business opportunities or to negotiate or enter into a further agreement with the other party to engage in any transaction.

3.                                       Term of Agreement.  All disclosures of Confidential Information shall be completed within one year of the Effective Date, unless either party before such date gives notice that it no longer desires to consider such mutual strategic business opportunities, but the obligations of Receiving Party under Paragraph 1 shall survive for a period of five years from the Effective Date.

4.                                       Delivery of Confidential Information; Notices.  In the case of COMPANY, all Confidential Information shall be provided to, and any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the attention of, Mr. Gertjan de Koning at the address of COMPANY set forth above or at such other address as COMPANY has filed in writing with MARTEK. In the case of MARTEK, all Confidential Information shall be provided to, and any notices, requests, demands or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the attention of, David M. Feitel, Esq. at the address of MARTEK set forth above or at such other address as MARTEK has filed in writing with COMPANY.

5.                                       Securities Laws Compliance. Each party acknowledges and agrees that it will comply with all applicable securities laws, including without limitation, the following:

(a)                                  Insider Information.  The Federal securities laws of the U.S. strictly prohibit the purchase or sale of a publicly held security by persons who are in the possession of “material non-public information” relating to that security.  Generally, “material non-public information” is information (i) which is possessed by a person by virtue of a special relationship between such person and a company whose securities are publicly-held, such as a relationship that a recipient of confidential information may have with such a company, and (ii) which would be considered important by a person in considering whether to buy or sell the securities of such a company.  Each party acknowledges that trading in the securities of the other party, or of any publicly traded Affiliate of the other party, when in possession of “material non-public information” regarding the other party or any such Affiliate is strictly prohibited.

(b)                                 Tipping.  The Federal securities laws of the U.S. also prohibit a person from communicating “material non-public information” to a third party in circumstances in which it is reasonably likely that such person will use such information in dealing with the securities of a publicly held company (i.e., “tipping”). Any person who communicates a “tip” is in violation of these rules and is subject to monetary penalties and/or imprisonment.  Each party acknowledges that communicating “material non-public information” regarding the other party or any of its publicly traded Affiliates in such circumstances is strictly prohibited.

(c)                                  Standstill Period. Each party also agrees that for a period ending the earlier of eighteen months from the Effective Date and the date of a Significant Event (as defined below), neither such party nor any of its Affiliates will, without the prior written consent of the other party, directly or indirectly: (1) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, any voting securities of the other party or any of its Affiliates or any direct or indirect rights, options or interests with respect to any voting securities (whether by purchase, business combination, merger, consolidation, share exchange, joint venture or similar transaction); (2) solicit proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to securities of the other party or its Affiliates or initiate any stockholder proposal with respect to the other party or its Affiliates; (3) seek to control or influence the management, board of directors or policies of the other party or any of its Affiliates, or take action for the purpose of convening a stockholders meeting of the other party or any of its Affiliates; (4) make any proposal or any public announcement relating to a tender or exchange offer for voting securities of the other party or any of its Affiliates or relating to any business combination, acquisition, merger, consolidation, share exchange, sale of substantially all assets, liquidation or similar transaction involving the other party, any of its voting securities or material assets or any voting securities or material assets of any of its Affiliates (other than the purchase and sale of assets in the ordinary course of business between the parties and their respective Affiliates), or take any action that would or would reasonably be expected to require the other party or any of its Affiliates to make a public announcement regarding any of the foregoing; (5) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act for the purpose of acquiring, holding, voting or disposing of voting securities of the other party or any of its Affiliates or taking any other actions restricted or prohibited under clauses (1) through (4) of this paragraph; (6) enter into any discussions, negotiations, arrangements or understandings with any third party, with respect to any of the actions restricted or prohibited under clauses (1) through (5) of this paragraph; or (7) knowingly advise, assist or encourage any other person in connection with any action restricted or prohibited under clauses (1) through (5) of this paragraph.

For purposes of this Agreement, a “Significant Event” means (i) the public announcement by the other party or any of its Affiliates of the entry by it into a definitive agreement providing for a business combination, merger, consolidation, share exchange, sale of more than 50% of its assets, liquidation or similar transaction involving such other party or any of its Affiliates or any of their securities pursuant to which at least 50% of the outstanding shares of common stock of such party or Affiliate would be converted into cash or securities of another person or 50% or more of the then outstanding shares of common stock of such party or Affiliate would be owned by persons other than the then current holders of shares of common stock of such party or Affiliate, or which would result in more than 50% of the assets of such party and its Affiliates taken as a whole being sold to any person or (ii) the commencement by an unAffiliated third party of a tender or exchange offer to acquire beneficial ownership of 50% or more of the outstanding voting securities of the other party or any of its Affiliates.

(d)                                 For the avoidance of doubt, it is understood and agreed that the obligations contained in this Section 5 are in addition to and are in no way in lieu of any other obligations that the parties may have under applicable securities laws and regulations.  Each party hereby agrees to indemnify and hold harmless the other party and its Affiliates from and against any damage, loss, cost or liability (including reasonable legal fees and the cost of enforcing this indemnity) arising out of or resulting from any violation by such first party of any applicable securities laws or regulations.

6.                                       Entire Agreement. This Agreement constitutes the entire understanding of COMPANY and MARTEK with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral.

7.                                       Third Party Beneficiaries.  It is understood and agreed that any breach by a party to this Agreement could have an adverse effect on one or more the Affiliates of the other party (in addition to the party itself).  As a result, the Affiliates of each party shall be deemed to be third party beneficiaries hereunder and shall have the right, as third party beneficiaries, to enforce the provisions of this Agreement against the other party.

8.                                       Governing Law.  This Agreement shall be governed by the substantive laws of the State of New York located in the United States (excluding choice of law rules thereof that would result in the application of the laws of another jurisdiction).  Each party irrevocably consents to the personal jurisdiction of, and venue in, the state and federal courts within the State of New York.

9.                                       Severability.  The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other such provision.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

10.                                 Injunctive Relief. Each party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Confidential Information and the standstill provisions of this Agreement, there can be no adequate remedy at law for any breach of a party’s obligations hereunder, that any such breach may result in irreparable harm to the other party, and therefore, that upon any such breach or threat thereof, the other party shall be entitled to seek injunctive relief to prevent such irreparable harm in addition to whatever remedies it might have at law or in equity.

11.                                 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN

ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FROM ANY COUNTERCLAIM THEREIN.

12.                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto acknowledges that the representative named below has the authority to execute this Agreement on behalf of the respective party to form a legally binding contract and has caused this Agreement to be duly executed on its behalf.

MARTEK BIOSCIENCES CORPORATION

By:	/s/ David M. Feitel
Name:	David M. Feitel
Title:	Executive VP and General Counsel

KONINKLIJKE DSM N.V.

By:	/s/ Hein Schreuder
Name:	Hein Schreuder
Title:	Executive Vice President Corporate Strategy & Acquisitions

By:	/s/ Stephan Tanda
Name:	Stephan Tanda
Title:	Managing Board Member

Amendment No. 1

to MUTUAL CONFIDENTIALITY AGREEMENT

between

Martek Biosciences Corporation

and

Koninklijke DSM N.V.

This Amendment No. 1 to the Mutual Confidentiality Agreement (“FIRST AMENDMENT”), is made and entered into as of December 7 2010, between Martek Biosciences Corporation, a Delaware Corporation having its principal place of business at 6480 Dobbin Road, Columbia, Maryland 21045 (herein referred to as “MARTEK”) and Koninklijke DSM N.V., having its principal place of business at Het Overloon 1, 6401 JH Heerlen, The Netherlands (“COMPANY”).

WHEREAS, MARTEK and COMPANY previously entered into a Mutual Confidentiality Agreement (“AGREEMENT”) dated December 8, 2009, and

WHEREAS, MARTEK and COMPANY desire to amend section 3 of the AGREEMENT.

NOW THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, each party hereby agrees with the other effective as of the date first above written, to amend the AGREEMENT as follows:

1.                                 Section 3 of the AGREEMENT, shall be replaced in its entirety with the following:

Term of Agreement.  All disclosures of Confidential Information shall be completed within two (2) years of the Effective Date, unless either party before such date gives notice that it no longer desires to consider such mutual strategic business opportunities, but the obligations of Receiving Party under Paragraph 1 shall survive the expiration or terminate of this Agreement.

2.                                 This FIRST AMENDMENT may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same FIRST AMENDMENT.

3.                                 All other terms and conditions of the AGREEMENT not expressly modified herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have each caused this FIRST AMENDMENT to be signed and delivered by their duly authorized representatives as of the date first written above.

MARTEK BIOSCIENCES CORPORATION		KONINKLIJKE DSM N.V.

By:	/s/ David M. Feitel	By:	/s/ Stephen Tanda
Name:	David M. Feitel	Name:	Stephen Tanda
Title:	EVP and General Counsel	Title:	Member Managing Board

		By:	/s/ L.H. Staal
		Name:	L.H Staal
		Title:	President & CEO DNP